Exhibit 99.1

Osler, Hoskin & Harcourt LLP Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 416.362.2111 MAIN 416.862.6666 FACSIMILE

February 20, 2007	Mark A. Gelowitz Direct Dial: 416.862.4743 mgelowitz@osler.com Our Matter Number: 1099166

Sent via Facsimile and Email

Mr. Peter F.C. Howard

Stikeman Elliott LLP

5300 Commerce Court West

199 Bay Street, P.O. Box 85

Toronto, ON M5L 1B9

Dear Mr. Howard:

Sunrise REIT

We are writing with reference to the Purchase Agreement, dated as of January 14, 2007 (the “Purchase Agreement”), among our client Ventas, Inc. (“Ventas”) and certain of its subsidiaries and your client Sunrise Senior Living Real Estate Investment Trust (“Sunrise REIT”) and certain of its affiliates, and also to the letter agreement dated November 8, 2006 (the “HCP Confidentiality Agreement”), between Sunrise REIT and Health Care Property Investors, Inc. (“HCP”). We first received a copy of the HCP Confidentiality Agreement when it was emailed to us by your office in connection with the Ontario court proceedings, late on Sunday, February 18th, and our client has now had an opportunity to review it in detail and consider its implications in the current circumstances.

We note that, pursuant to the HCP Confidentiality Agreement, HCP agreed that for an eighteen month period (which ends in May 2008), it would not, among other things, “in any manner acquire, agree to acquire or make any proposal to acquire . . . beneficial ownership of any securities or all or any assets of Sunrise REIT or any of its subsidiaries.” HCP further agreed, among other things, that it would not seek to influence any person with respect to the voting of any securities of Sunrise REIT or seek to influence the management or Board of Trustees of Sunrise REIT. In light of those provisions, it appears clear that HCP has breached the terms of the HCP Confidentiality Agreement. Earlier today, during telephone calls between partners of our respective firms, we asked whether the relevant provisions of the HCP Confidentiality Agreement were validly waived (although we believe that any such waiver should and would have been disclosed to our client) but we were advised that you were unwilling to tell us whether or not there was such a waiver. In these extraordinary circumstances, after having provided an opportunity to resolve the issue cooperatively, our client has no choice but to proceed more formally.

As you know, several sections of the Purchase Agreement (including Section 4.1 (1)(i), Section 4.4(1)(ii) and Section 4.4(8)(v)) require that Sunrise REIT enforce all of the terms of the HCP Confidentiality Agreement, including specifically standstill terms, and not waive or modify any such provisions.

Our client hereby requires that Sunrise REIT comply with its covenants in the Purchase Agreement and immediately take all appropriate steps to enforce its rights under the HCP Confidentiality Agreement. If we do not receive a satisfactory confirmation from you by 10:00 a.m. EST tomorrow that Sunrise REIT will do so, it will be necessary for us to forthwith take the appropriate legal steps to enforce Ventas’s rights under the Purchase Agreement on an urgent basis.

We trust that you will keep us fully and promptly informed as to all steps Sunrise REIT has taken or will take to enforce the HCP Confidentiality Agreement (including the provision of copies of all correspondence) and inform us of any actions that have been taken or are taken in the future by HCP that would violate those provisions, including any requests that Sunrise REIT amend or waive any such provisions.

We look forward to your reply to this letter, as soon as possible.

Yours sincerely,

“original signed”

Mark A. Gelowitz

MAG: